                                                                   EXHIBIT 99(1)


           Harrah's Entertainment, Inc. Reports Third-Quarter Results;
            Record Revenues And Adjusted Earnings Per Share Achieved

         LAS VEGAS, October 17, 2001 - Harrah's Entertainment, Inc. (NYSE:HET) today reported record third-quarter Adjusted Earnings Per Share of 67 cents, 4.7 percent above the 64 cents per share reported for the third quarter of 2000. Adjusted Earnings Per Share exceeded analysts' most recent estimates, as well as their consensus expectation before the September 11 terrorist attacks on America.

          Strong operating results, in addition to earnings from the July 31 acquisition of Harveys Casino Resorts, more than offset the impact to Harrah's of the initial decline in air travel and entertainment spending that followed the terrorist attacks.

          The company posted record third-quarter revenues of $1.05 billion, up
10.7 percent from revenues of $949.9 million in the 2000 third quarter. The 2001 third quarter was the first in which the company's quarterly revenues exceeded $1 billion. Third-quarter Property Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) was $269.1 million, even with the year-ago quarter. Third-quarter diluted earnings per share before extraordinary items were 54 cents, compared with the 61 cents reported in the year-ago quarter.

          Same-store gaming revenues at Harrah's brand properties rose 4.7 percent in the 2001 third quarter from the year-earlier quarter. Tracked and cross-market play increased 12 percent and 15 percent, respectively.

           "The measure of a strong business is that it performs well in bad times as well as good times," said Phil Satre, Harrah's Entertainment Chairman and Chief Executive

Officer. "The fundamental strengths of our business model have never been more evident than in the period since September 11.

          "Our geographic diversification has not only mitigated the impact of disruptions in isolated markets, but it has also put us in close proximity to a high percentage of our core customers," Satre said. "And with Total Rewards, the only nationwide customer-loyalty program in gaming, we have been able to communicate directly, quickly and effectively with those customers.

           "As we previously reported, gaming revenues and hotel occupancy declined immediately following the horrific attacks on the United States," Satre said. "However, our ability to contact individual customers with personalized offers that they value drove visitation that reinvigorated our revenue streams and occupancy rates.

          "Since September 11, we have seen steady improvement in our Western region casinos, although they are still operating below pre-attack levels. Our Eastern Region casinos also are improving. It appears our Central Region operations have already recovered.

          "Because our demand levels have remained strong, we have been able to avoid widespread layoffs and hope to maintain current staffing levels among our 44,000 employees," Satre said. "But we remain cautious about the economy, and will continue to monitor demand and adjust property and corporate expenditures accordingly."

          Among the third quarter's highlights:

         o Harrah's Entertainment completed the acquisition of Harveys Casino Resorts for approximately $625 million, including assumption of debt. Harrah's also assumed a $50 million off-balance-sheet obligation of Harveys.

         o The company began construction on an $80 million expansion of its Harrah's Atlantic City casino/hotel to complement the addition of the $113 million, 450-room hotel tower already under construction on the property. The 50,000-square-foot expansion will create 28,000 square feet of new casino floor space to meet customer demand.

         o Three properties completed extensive upgrades designed to enhance customer experiences. New barge facilities were opened at Harrah's Joliet; the former Players-brand property at Metropolis, Illinois, was converted to the Harrah's brand with an entirely new facility, and an upgraded riverboat casino commenced operations at Harrah's Lake Charles in Louisiana.

         o The company substantially completed its program to reinforce the Rio's position as an exotic and fun place to play. The effort, which included a de-emphasis of high-end international table-game play and a reduction in operating expenses, resulted in a total of $18.7 million in charges for the third quarter.

         o The company upgraded its consumer web site, WWW.HARRAHS.COM, adding several customized features that allow members of the Total Rewards player-loyalty program to access comprehensive account information about their benefits and comps in real time. Total Rewards cardholders can also redeem offers and reserve hotel rooms on the site.

         o Construction began on a $125 million permanent casino and luxury resort on the Rincon San Luiseno Band of Mission Indians Reservation in Southern

                  California. The permanent facility, to be managed by Harrah's, is scheduled to open in the fourth quarter of 2002.

         o The Prairie Band Potawatomi Nation extended a contract for Harrah's to manage the Nation's Harrah's Prairie Band Casino near Topeka for another five years, to January 2008.

         o Harrah's was the only entertainment company selected for the prestigious Darwin Fittest 50 Award(TM) by IDG's DARWIN magazine for the company's innovative technology-based customer-relationship-management strategy.

         o Harrah's was the only American entertainment company selected as a component of the Dow Jones Sustainability World Index, which tracks companies around the globe that create long-term shareholder value by embracing opportunities and managing risks deriving from economic, environmental and social developments.

         For the first nine months of 2001, Adjusted Earnings Per Share rose
22.7 percent to $1.57 from $1.28 in the first three quarters of 2000. Diluted earnings per share rose 6.5 percent to $1.32 from $1.24. The company posted record nine-month revenues of $2.87 billion, up 10.0 percent from revenues of $2.61 billion in the year-ago period. Nine-month Property EBITDA rose 6.9 percent to a record $739.2 million from $691.6 million in the first nine months of 2000.

                     WESTERN REGION REPORTS RECORD REVENUES


Western Region Results
(in millions)
                                       2001         2000         Percent          2001           2000          Percent
                                       Third        Third       Increase        First Nine    First Nine      Increase
                                      Quarter      Quarter       (DECREASE)      Months         Months       (DECREASE)
                                      -------      -------       ----------      ------         ------       ----------
Rio Hotel & Casino
       Revenues                       $  90.8      $  97.0         -6.4%         $ 298.9        $ 293.4          1.9%
       Operating Profit*                (15.2)        (0.3)         N/M             (5.0)         (11.4)       -56.1%
       Property EBITDA*                  (4.9)        10.1       -148.5%            27.6           17.9         54.2%
Harrah's Southern Nevada
       Revenues                       $ 104.7      $ 103.5          1.2%         $ 322.1        $ 300.1          7.3%
       Operating Profit                  16.1         20.0        -19.5%            61.1           57.3          6.6%
       Property EBITDA                   24.9         28.9        -13.8%            87.4           83.8          4.3%
Harrah's Northern Nevada
  and Harveys Lake Tahoe
  and Colorado properties
       Revenues                       $ 134.7      $ 104.3         29.1%         $ 278.0        $ 253.9          9.5%
       Operating Profit                  30.6         29.2          4.8%            44.1           51.7        -14.7%
       Property EBITDA                   39.2         35.1         11.7%            65.0           68.5         -5.1%
Total Western Region
       Revenues                       $ 330.2      $ 304.8          8.3%         $ 899.0        $ 847.4          6.1%
       Operating Profit                  31.5         48.9        -35.6%           100.2           97.6          2.7%
       Property EBITDA                   59.2         74.1        -20.1%           180.0          170.2          5.8%

* Rio's Operating Profit and Property EBITDA for the third quarter and the first nine months of 2001 include $13.0 million in nonrecurring charges.


          The interruption of airline service and ensuing reduction in air travel impacted visitation to Las Vegas and Laughlin after September 11, but two months of results from the Harveys properties in Lake Tahoe and Colorado helped Harrah's Western Region achieve increased third-quarter revenues.

          Harrah's Las Vegas reported record revenues, but Property EBITDA was down 8.2 percent due to the impact of the September 11 attacks. The Rio's revenues declined 6.4 percent and its sharp drop in Property EBITDA reflects the impact of $13.0 million of a total $18.7 million in charges.

          At Harrah's Laughlin, revenues declined 3.1 percent from the year-ago quarter, while Property EBITDA was down 32.3 percent. The results were impacted by a decline in business after September 11, particularly related to the property's air-charter program.

          Harrah's Reno reported record revenues but an 11.1 percent decrease in Property EBITDA. Margins declined as a result of promotions that boosted revenues at a lower profit. Harrah's Tahoe posted a 9.5 percent decline in revenues and a 21.1 percent decrease in Property EBITDA. Harveys Lake Tahoe and Colorado casinos, both included in the Northern Nevada results, contributed $36.0 million of revenues and $9.9 million of Property EBITDA in the two months since the acquisition was completed.

          For the first nine months of 2001, Western Region revenues were up 6.1 percent and Property EBITDA rose 5.8 percent from the year-earlier period due to incremental results from the Harveys Lake Tahoe and Colorado casinos. Excluding the Harveys results, nine-month revenues were up 1.9 percent and Property EBITDA was even with the prior year.

             EASTERN REGION RESULTS BUOYED BY HARRAH'S ATLANTIC CITY


Eastern Region Results
(in millions)
                                2001         2000         Percent         2001           2000           Percent
                                Third        Third       Increase       First Nine    First Nine       Increase
                               Quarter      Quarter       (DECREASE)     Months         Months        (DECREASE)
                               -------      -------       ----------     ------         ------        ----------
Harrah's Atlantic City
       Revenues                 $ 122.3      $ 122.4         -0.1%        $ 330.6        $ 330.6           0.0%
       Operating Profit            38.0         37.6          1.1%           94.6           90.8           4.2%
       Property EBITDA             44.3         44.1          0.5%          114.3          109.2           4.7%
Showboat Atlantic City
       Revenues                 $ 102.2      $ 103.5         -1.3%        $ 278.7        $ 283.1          -1.6%
       Operating Profit            20.0         25.2        -20.6%           49.3           59.5         -17.1%
       Property EBITDA             27.2         31.5        -13.7%           70.0           77.4          -9.6%
Total Eastern Region
       Revenues                 $ 224.5      $ 225.9         -0.6%        $ 609.3        $ 613.7          -0.7%
       Operating Profit            58.0         62.8         -7.6%          143.9          150.3          -4.3%
       Property EBITDA             71.5         75.6         -5.4%          184.3          186.6          -1.2%


          Harrah's Atlantic City posted third-quarter revenues and Property EBITDA even with the third-quarter record level of 2000. Showboat saw results decline from the year-ago quarter due to the terrorist attacks and to the increased cost of marketing designed to introduce the property's new amenities to the marketplace.

          For the first nine months of 2001, Eastern Region revenues declined
0.7 percent while Property EBITDA was down 1.2 percent.

              CENTRAL REGION POSTS RECORD REVENUES, PROPERTY EBITDA


Central Region Results
(in millions)
                              2001         2000       Percent         2001           2000         Percent
                              Third        Third     Increase       First Nine    First Nine      Increase
                             Quarter      Quarter     (DECREASE)     Months         Months       (DECREASE)
                             -------      -------     ----------     ------         ------       ----------
Central Region
       Revenues              $ 476.5      $ 397.0       20.0%       $1,300.5      $ 1,080.5         20.4%
       Operating Profit         97.2         83.2       16.8%          267.4          235.1         13.7%
       Property EBITDA         128.2        106.0       20.9%          348.8          293.1         19.0%


         Strong performances at nearly all the Harrah's brand properties and two months of results from Harveys Council Bluffs and Bluffs Run casinos, both in Council Bluffs, Iowa, propelled the Central Region to revenue and Property EBITDA records for the third quarter.

         Harrah's Chicagoland casinos posted combined revenues and Property EBITDA essentially even with those of the 2000 third quarter. Harrah's East Chicago achieved record revenues and Property EBITDA. Construction continued on a $47 million, 292-room luxury hotel expected to begin opening at the end of the year. Revenues at Harrah's Joliet were down 5.5 percent and Property EBITDA was off 14.0 percent due to disruptions associated with the conversion to barges from riverboats that was completed in late September.

         In Missouri, combined results from Harrah's North Kansas City and St. Louis properties achieved record levels in the third quarter. Combined revenues rose 10.5 percent and Property EBITDA was up 16.9 percent from the year-ago third quarter. Particularly high growth levels were achieved in St. Louis due to synergies associated with consolidation of the former Players Maryland Heights facility into the adjacent

Harrah's casino. St. Louis revenues rose 13.3 percent to a third-quarter record, while Property EBITDA was up 23.6 percent, also to a record level. Consolidation of the North Kansas City operations into a single barge facility was completed late in the second quarter and has led to improved efficiencies and record results at that property. North Kansas City revenues rose 6.9 percent, while Property EBITDA was up 8.8 percent.

          Harrah's Shreveport's revenues rose 45.8 percent to a third-quarter record and Property EBITDA increased 29.6 percent, as improved shore-side amenities aided results. Harrah's Lake Charles also posted record results, with revenues up 9.9 percent and Property EBITDA rising 7.1 percent despite a three percentage point increase in gaming taxes, as well as renovations that resulted in one-third of the property's hotel rooms being out of service for the quarter.

         Harrah's opened an upgraded, rebranded facility at the former Players casino site in Metropolis, Illinois, on September 18. Metropolis posted record results for the quarter, with revenues up 9.2 percent from the 2000 third quarter and Property EBITDA 2.4 percent higher despite the disruption associated with construction of new facilities and conversion to the Harrah's brand and systems.

         The two Harveys casinos in Iowa contributed a combined $42.3 million of revenues and $12.4 million of Property EBITDA for the two months of the third quarter that followed their acquisition.

         For the first nine months of 2001, Central Region revenues were up 20.4 percent, while Property EBITDA rose 19.0 percent. Excluding the contribution from the Harveys facilities in Iowa, nine-month revenues were up 16.4 percent and Property EBITDA rose 14.8 percent.

  MANAGED PROPERTIES:

          Improved performances at the three Indian casinos managed by Harrah's led to higher management fees. Harrah's earned lower fees in New Orleans and from Star City in Sydney, Australia, as terms of those fee agreements were changed from the prior year's quarter. OTHER ITEMS:

          Corporate expense increased slightly for the third quarter and first nine months of 2001 compared with the prior-year periods. As a percentage of revenue, however, corporate expense decreased slightly in the third quarter and was even for the nine months ended September 30, 2001, compared with the year-ago periods.

          Equity in losses of nonconsolidated affiliates declined in the 2001 third quarter from the year-ago quarter as the company incurred significantly lower losses at Harrah's New Orleans casino. Third-quarter 2001 project opening costs and nonrecurring items include the costs incurred in connection with expansions and re-branding of certain of the company's casino properties, the write-off of costs of abandoned assets and the cost of terminating an unfavorable marine-services contract.

          Interest expense increased 7.5 percent in the third quarter due to the Harveys acquisition and share repurchases. Approximately 6.6 million shares were repurchased under the company's stock-repurchase program during the third quarter of 2001 at an average price of $28.07 per share. The company can repurchase up to 3.9 million additional shares under its current Board-approved authorization.

          Other income included a $7.1 million gain from resolution of a contingency related to a former affiliate.

          Harrah's Entertainment will host a conference call for interested parties today, Wednesday, October 17, 2001, at 9 a.m. Eastern Daylight Time to review its third-quarter financial results. For those interested in participating in the call, please dial 1-877-817-7170, or 1-703-871-3619 for international callers, approximately 10 minutes before the call start time. A taped replay of the conference called can be accessed at 1-888-266-2081, or 1-703-925-2533 for international callers, beginning at 1 p.m. EDT October 17. The replay will be available through midnight EDT on Tuesday, October 23. The passcode number for the replay is 5602756.

          Interested parties wanting to listen to the live conference call on the Internet may do so on the company's web site - WWW.HARRAHS.COM - in the Investor Relations section behind the "About Us" tab.

          Founded more than 60 years ago, Harrah's Entertainment, Inc. is the most recognized and respected name in the casino-entertainment industry, operating 25 casinos in the United States, primarily under the Harrah's brand name. With a combined database of more than 24 million players, Harrah's Entertainment is focused on building loyalty and value with its target customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

          This release includes "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as the company "believes," "expects," "anticipates," "plans," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, such statements herein that describe the company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. Such risks and uncertainties include, but are not limited to, economic, bank, equity and debt-market condition, changes in laws or regulations, third-party relations and approvals, decisions of courts, regulators and governmental bodies, factors affecting leverage, including interest rates, abnormal gaming holds, construction disruptions and delays, ineffective marketing, effects of competition and other risks and uncertainties described from time to time in our reports filed with the U.S. Securities and Exchange Commission. The results reported on in this release are for a partial year and may not be indicative of results for future quarters or for the year. The forward-looking statements made in this release reflect the opinion of management as of today. Please be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time. We do not intend, however, to update the guidance provided today prior to our next earnings release.

      -MORE-

                          HARRAH'S ENTERTAINMENT, INC.
                       CONSOLIDATED SUMMARY OF OPERATIONS
                                   (UNAUDITED)


                                              THIRD QUARTER ENDED            NINE MONTHS ENDED
                                          --------------------------    ---------------------------
(In thousands, except per                  Sept. 30,      Sept. 30,      Sept. 30,       Sept. 30,
 share amounts)                              2001           2000           2001            2000
                                          -----------    -----------    ------------   ------------
Revenues                                  $ 1,051,967    $   949,923    $ 2,865,544    $ 2,606,356
Property operating expenses                  (782,869)      (682,091)    (2,126,346)    (1,914,721)
Depreciation and amortization                 (75,617)       (62,306)      (210,077)      (174,811)
                                          -----------    -----------    -----------    -----------
  Operating profit                            193,481        205,526        529,121        516,824

Corporate expense                             (12,376)       (11,883)       (39,784)       (37,476)
Headquarters relocation and
  reorganization expenses                          --           (677)            --         (3,390)
Equity in losses of nonconsolidated
  affiliates                                     (174)        (9,567)          (597)       (43,863)
Amortization of intangible assets              (6,259)        (5,578)       (17,558)       (15,452)
Project opening costs and
  nonrecurring items                          (14,080)        (1,718)       (24,332)        (4,102)
                                          -----------    -----------    -----------    -----------

Income from operations                        160,592        176,103        446,850        412,541
Interest expense, net of interest
  capitalized                                 (63,685)       (59,257)      (191,100)      (167,842)
Loss on ownership interests in
  subsidiaries                                     --             --         (5,040)            --
Other income, including interest income         5,088          2,887          4,783          7,681
                                          -----------    -----------    -----------    -----------

Income before income taxes and
  minority interests                          101,995        119,733        255,493        252,380
Provision for income taxes                    (37,486)       (43,651)       (93,323)       (90,929)
Minority interests                             (2,692)        (4,102)        (8,279)       (11,509)
                                          -----------    -----------    -----------    -----------

Income before extraordinary items              61,817         71,980        153,891        149,942
Extraordinary gains (losses), net of
  tax                                             106             --            (25)          (716)
                                          -----------    -----------    -----------    -----------
Net income                                $    61,923    $    71,980    $   153,866    $   149,226
                                          ===========    ===========    ===========    ===========
Earnings per share - basic
  Before extraordinary items              $      0.55    $      0.63    $      1.34    $      1.27
  Extraordinary losses, net of tax                 --             --             --          (0.01)
                                          -----------    -----------    -----------    -----------
    Net income                            $      0.55    $      0.63    $      1.34    $      1.26
                                          ===========    ===========    ===========    ===========
Earnings per share - diluted
  Before extraordinary items              $      0.54    $      0.61    $      1.32    $      1.25
  Extraordinary losses, net of tax                 --             --             --          (0.01)
                                          -----------    -----------    -----------    -----------
    Net income                            $      0.54    $      0.61    $      1.32    $      1.24
                                          ===========    ===========    ===========    ===========
Weighted average common
  shares outstanding                          113,241        115,042        114,610        118,276
                                          ===========    ===========    ===========    ===========

Weighted average common and common
  equivalent shares outstanding               115,080        117,354        116,789        119,988
                                          ===========    ===========    ===========    ===========

                          HARRAH'S ENTERTAINMENT, INC.
                       SUPPLEMENTAL OPERATING INFORMATION
                                   (UNAUDITED)


                                              THIRD QUARTER ENDED          NINE MONTHS ENDED
                                         -------------------------     --------------------------
(In thousands)                           Sept. 30,       Sept. 30,      Sept. 30,      Sept. 30,
                                            2001            2000           2001          2000
                                         ---------      -----------    -----------    ----------
          REVENUES*
  Western Region                         $   330,185    $   304,779    $   899,055    $   847,374
  Eastern Region                             224,480        225,882        609,335        613,674
  Central Region                             476,516        397,010      1,300,500      1,080,517
  Managed                                     18,701         19,909         50,753         58,730
  Other                                        2,085          2,343          5,901          6,061
                                         -----------    -----------    -----------    -----------
    Total Revenues                       $ 1,051,967    $   949,923    $ 2,865,544    $ 2,606,356
                                         ===========    ===========    ===========    ===========

          OPERATING PROFIT
  Western Region                         $    31,480    $    48,919    $   100,167    $    97,643
  Eastern Region                              58,020         62,815        143,907        150,271
  Central Region                              97,154         83,206        267,367        235,121
  Managed                                     15,342         17,599         41,346         51,316
  Other                                       (8,515)        (7,013)       (23,666)       (17,527)
                                         -----------    -----------    -----------    -----------
    Total Operating Profit               $   193,481    $   205,526    $   529,121    $   516,824
                                         ===========    ===========    ===========    ===========

          PROPERTY EBITDA**
  Western Region                         $    59,247    $    74,126    $   180,024    $   170,225
  Eastern Region                              71,477         75,647        184,342        186,657
  Central Region                             128,153        105,980        348,798        293,090
  Managed                                     15,382         18,198         41,451         53,113
  Other                                       (5,161)        (6,119)       (15,417)       (11,450)
                                         -----------    -----------    -----------    -----------
    Total Property EBITDA                $   269,098    $   267,832    $   739,198    $   691,635
                                         ===========    ===========    ===========    ===========

PROJECT OPENING AND OTHER
  NONRECURRING ITEMS
    Project opening costs                $     3,924    $     2,647    $     8,191    $     4,391
    Writedowns, reserves and
      recoveries                              10,373           (929)        13,626           (289)
    Venture restructuring
      costs                                     (217)            --          2,515             --
                                         -----------    -----------    -----------    -----------
        Total                            $    14,080    $     1,718    $    24,332    $     4,102
                                         ===========    ===========    ===========    ===========


* New accounting guidance issued in and effective for first quarter 2001 requires that the cost of the cash-back component of the Company's Total Rewards program be treated as a reduction of revenues. Previously, these costs had been treated as a casino expense. The new guidance impacts only the income statement classification of these costs. It does not impact operating profit or Property EBITDA. The prior year's results have been restated to reflect the impact of implementing this new guidance.

** Property EBITDA (earnings before interest, income taxes, depreciation and amortization) consists of Operating Profit before depreciation and amortization expenses. Property EBITDA is a supplemental financial measure used by management, as well as industry analysts, to evaluate our operations. However, Property EBITDA should not be construed as an alternative to Income from operations (as an indicator of our operating performance) or to Cash flows from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. All companies do not calculate EBITDA in the same manner. As a result, Property EBITDA as presented by our Company may not be comparable to similarly titled measures presented by other companies.

                          HARRAH'S ENTERTAINMENT, INC.
                            SUPPLEMENTAL INFORMATION
                                   (UNAUDITED)


     Computation of diluted earnings per share excluding items not typically included in analyst estimates


                                      THIRD QUARTER ENDED        NINE MONTHS ENDED
                                    ----------------------    ----------------------
(In thousands)                      Sept. 30,    Sept. 30,    Sept. 30,    Sept. 30,
                                       2001         2000         2001        2000
                                    ---------    --------     --------    ----------

Income before taxes and minority
  interests                         $ 101,995    $ 119,733    $ 255,493    $ 252,380
Add/(deduct):
  Project opening costs and
    nonrecurring items                 14,080        1,718       24,332        4,102
  Charges to refocus the Rio
    included in property
    operating profit                   13,033           --       13,033           --
  Gain on settlement of a
    contingency arising from
    disposition of a former
    affiliate                          (7,141)          --       (7,141)          --
  Deferred compensation plan
    conversion incentive interest
    expense                                --           --        2,742           --
  Incremental riverboat
    depreciation                        3,844        2,393       10,081        2,393
  Loss on ownership interests              --           --        5,040           --
                                    ---------    ---------    ---------    ---------
Adjusted income before taxes
  and minority interests              125,811      123,844      303,580      258,875
Provision for income taxes            (46,477)     (45,203)    (111,476)     (93,381)
Minority interests                     (2,692)      (4,102)      (8,279)     (11,509)
                                    ---------    ---------    ---------    ---------

Adjusted income before
  extraordinary items               $  76,642    $  74,539    $ 183,825    $ 153,985
                                    =========    =========    =========    =========

Diluted earnings per share
  before extraordinary items,
  as adjusted                       $    0.67    $    0.64    $    1.57    $    1.28
                                    =========    =========    =========    =========

Weighted average common and
  common equivalent shares
  outstanding                         115,080      117,354      116,789      119,988
                                    =========    =========    =========    =========